Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-164606 of Mead Johnson Nutrition Company on Form S-8 of our report dated June 27, 2016 appearing in this Annual Report on Form 11-K of the Mead Johnson Nutrition (Puerto Rico) Inc. Retirement Savings Plan as December 31, 2015 and 2014 and for the year ended December 31, 2015.

/s/ Plante & Moran, PLLC
Chicago, Illinois
June 27, 2016